                                                                     EXHIBIT 4.4


THIS DOCUMENT HAS BEEN TRANSLATED TO ENGLISH TO COMPLY WITH RULE 403(C) UNDER THE SECURITIES ACT, THE ORIGINAL DOCUMENT WHICH DEFINES THE RIGHTS OF THE SECURITY HOLDER IS WRITTEN IN GERMAN.

                          PERMANENT GLOBAL CERTIFICATE

                                 UBS AG, Zurich

                  This Permanent Global Certificate represents
                     - Call-Warrants on registered shares of
                                        -
                                       (-)

UBS AG, ZURICH, acting through its business group UBS Warburg acknowledges to deliver to the co-owners of this Permanent Global Certificate, which represents
- Call-Warrants on registered shares of -, in accordance with the applicable terms and conditions of the Warrants during the Exercise Period for - warrants - registered shares of - against payment of the Exercise Price or to pay an amount in CHF (cash payment) based on the closing price of the Shares at Expiration as follows:

The Warrantholder at it's sole discretion is entitled to either

a)       Delivery of Shares:

         a delivery of Shares against payment of the Exercise Price at any time DURING THE EXERCISE PERIOD; or

b)       Cash Settlement:

         a Cash Settlement on the Cash Settlement Date based on the Closing Price of the Shares at EXPIRATION.

         If Closing Level at Expiration  less than or equal      Exercise Price  =  cash payment: CHF 0

         If Closing Level at Expiration  >                       Exercise Price  =  cash payment:

                                                                 Closing Level at Expiration
                                                                 minus Exercise Price

         In order to require a Cash Settlement the Warrantholder must deliver the Exercise Notice asking for a Cash Settlement BY 12:00 NOON (Zurich time) at least 10 BUSINESS DAYS IN ZURICH BEFORE EXPIRATION.

EXPIRATION:               -
EXERCISE PRICE:           -
EXERCISE PERIOD:          -, 12h00 Zurich Time
CASH SETTLEMENT DATE:     -

During the whole life of the Warrants the Permanent Global Certificate will be deposited with SIS SEGAINTERSETTLE AG or with any other collective safekeeping organization approved by the Swiss Admission Board and the SWX Swiss Exchange.

A co-ownership quota in the Permanent Global Certificate is allocated to the Warrantholders; during the lifetime of Warrants, the Permanent Global Certificate will be delivered exclusively and solely in favour of UBS AG, Zurich in order to be exchanged against effective Warrants (printed Warrants), WHEREBY FOR THE PRINTING OF DEFINITIVE WARRANTS THE NUMBER OF OUTSTANDING WARRANTS AS SHOWN IN THE BOOKS OF SIS SEGAINTERSETTLE AG WILL BE RELEVANT.

As long as this Permanent Global Certificate is not exchanged against printed Warrants, the same Terms and Conditions applicable for the Warrants apply.

Zurich, -

                                 UBS AG, Zurich

                       -                     -
                       Associate Director    Associate Director

Security no.: -
WKN:          -
ISIN no.:     -